Exhibit 4.1

$1,200,000.00	April 1, 2008

PROMISSORY NOTE

THIS PROMISSORY NOTE (the “Note”) is made as of the date stated above by SECURED DIGITAL STORAGE CORPORATION, a New Mexico corporation (“Borrower”), with a mailing address of 2001 Butterfield Road, Suite 1050, Downers Grove, Illinois 60515 to the order of DAVID HOFFMAN (“Lender”), with a mailing address of 31 W. 155 Smith Road, Wayne, Illinois 60184.

ARTICLE I

PAYMENT

FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of Lender, at Lender’s office at the address stated above or such other place as Lender may from time to time designate in writing to Borrower, the principal amount of ONE MILLION TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($1,200,000.00) or so much as may now or hereafter be disbursed by Lender to or for the benefit of Borrower, together with interest, in repayment of a loan made by Lender to Borrower (the “Loan”), all in lawful money of the United States of America, as follows:

1.1 Interest Only in Installments. Prior to the Maturity Date (as defined below), or the Loan’s otherwise becoming due, interest shall accrue on the outstanding principal balance of the Loan from time to time, at an annual interest rate (“Interest Rate”) equal to eighteen percent (18%). Interest shall be payable monthly on the first day of the month following Loan disbursement and on the first day of each month thereafter until the Maturity Date, at which time the entire outstanding Indebtedness (as defined below) shall be due and payable in full. Interest shall be calculated on the basis of the number of days elapsed during the period for which interest is being charged, predicated on a year consisting of three hundred sixty five (365) days.
1.2 Payment of Indebtedness at Maturity. The term “Indebtedness” shall mean the indebtedness evidenced by this Note, including the principal, interest and all other sums due or required to be paid to Lender under this Note. The entire Indebtedness shall be due and payable September 30, 2008 (“Maturity Date”). Borrower acknowledges that Lender has no obligation to refinance the Loan at maturity.

1.3 Optional Prepayments. Borrower reserves the right to prepay the unpaid principal balance of this Note, in whole or in part, without premium, at any time prior to the Maturity Date provided that such prepayment includes all interest accrued and unpaid as of the date of such prepayment, together with all other Indebtedness then due.

1.4 Payment Time. All payments shall be delivered in good funds to Lender prior to 12:30 p.m., Chicago time, on the date due at its office at 31 W. 155 Smith Road, Wayne, Illinois 60184, or at such other place as Lender designates in writing.

ARTICLE II

SECURITY, DEFAULTS, AND REMEDIES

2.1 Security for Payment. Payment of this Note is secured by a Guaranty of Payment from TAPO VENTURES LLC, a Delaware limited liability company (“Guarantor”) to Lender and a pledge of account number 835-63995 at Lehman Brothers Inc.

2.2 Events of Default. Each of the following constitutes an event of default under this Note (“Default”): (a) failure of Borrower to pay any principal or interest due under this Note when due, whether as an installment, on the Maturity Date or otherwise, which failure continues for a period of five (5) business days after the due date; or (b) the filing of any indictment or other charge against the Borrower, or any Related Entity of Borrower, in any jurisdiction, under any federal or state law, for which forfeiture of any collateral securing the Loan is a potential penalty, unless such charge is dismissed within ninety (90) days after filing. For purposes of this Note, a “Related Entity” shall be defined as any corporation or entity owned or controlled by Borrower.

2.3 Acceleration of Maturity. At any time after the occurrence of any Default and at the option of Lender, the entire principal balance under this Note, together with interest accrued thereon and all other Indebtedness (including all sums expended by Lender in connection with such Default), shall without notice become immediately due and payable.

2.4 Attorneys’ Fees. If any counsel (whether an employee of Lender or otherwise) is employed, retained or engaged (a) to collect the Indebtedness or any part thereof, whether or not legal proceedings are instituted by Lender; (b) to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Note; (c) to protect the liens or security interests created by this Note; or (d) to represent Lender in any other proceedings in connection with the Note, then Borrower shall pay to Lender all related reasonable attorneys’ fees, time charges and expenses as a part of the Indebtedness.

2.5 Lender’s Remedies. Upon the occurrence of a Default, Lender, at its option, may exercise any rights and remedies against Borrower or with respect to this Note which Lender may have at law, in equity or otherwise. Lender’s remedies under this Note shall be cumulative and concurrent and may be pursued singly, successively, or together against any or all of Borrower and any other Obligors (as defined below) and any other security described in this Note. Lender may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in Lender’s sole discretion. Failure of Lender, for any period of time or on more than one occasion, to exercise its option to accelerate the Maturity Date shall not constitute a waiver of that right at any time during the Default or in the event of any subsequent Default. Lender shall not by any other omission or act be deemed to waive any of its rights or remedies unless such waiver is written and signed by an officer of Lender, and then only to the extent specifically set forth. A waiver in connection with one event shall not be construed as continuing or as a bar to or waiver of any right or remedy in connection with a subsequent event.

ARTICLE III

OTHER MATTERS

3.1 Notices. Any notice that Lender or Borrower may desire or be required to give to the other shall be in writing and shall be mailed or delivered (in person or by nationally recognized overnight courier service) to the intended recipient at its address set forth above or at such other address as such party may, in writing, designate to the other. Notices to Lender are to be directed to the attention of David Hoffman, with a copy to Richard J. Lang, Schain, Burney, Ross & Citron, Ltd., 222 North LaSalle Street, Suite 1910, Chicago, Illinois 60601. Any notice shall be deemed to have been given and effective on the date of delivery if hand-delivered, the next business day after delivery to the nationally recognized overnight courier service if by such courier service, or two (2) business days after mailing by United States registered or certified mail, return receipt requested, or when delivered in person. Any party may change the address to which notices may be sent by notice to the other party or parties as provided herein. Unless specifically required herein, notice to Borrower of the exercise of any option granted to Lender by this Note is not required.

3.2 Governing Law. The State of Illinois is the place of negotiation, execution, delivery, and payment of this Note and the place of performance under this Note. Thus, this Note shall be governed by and construed in accordance with the law of the State of Illinois.

3.3 Waivers, Consents, Etc. Borrower, Guarantor, and any and all others who are now or may become liable for all or part of the Indebtedness and obligations of Borrower under this Note (all referred to individually and collectively as “Obligors”) agree to be jointly and severally, and directly and primarily bound by this Note. Obligors jointly and severally (a) waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges; (b) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (c) except as specifically required herein, waive all notices in connection with the performance, default, or enforcement or collection of this Note; (d) waive any and all lack of diligence and delays in the enforcement or collection of the Note; (e) agree that the liability of each Obligor shall be unconditional and without regard to the liability of any other person or entity, and shall not in any manner be affected by any indulgence or forbearance granted or consented to by Lender; (f) consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to payment or other provisions of this Note, and to the release of any security at any time given, with or without substitution, and to the release of any person or entity liable for the payment thereof; and (g) consent to the addition of any and all other makers, endorsers, guarantors, and other obligors, and to the acceptance of any and all other security, and agree that the addition of any such obligors or security shall not affect the liability of any Obligor.

3.4 Interpretation. The headings of sections and paragraphs in this Note are for convenience of reference only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions. The use of singular and plural nouns, and masculine, feminine, and neuter pronouns, shall be fully interchangeable, where the context so requires. If any provision of this Note, or any paragraph, sentence, clause, phrase, or word, or the application thereof, in any circumstances, is adjudicated to be invalid or unenforceable, the validity or enforceability of the remainder of this Note shall be construed as if such invalid or unenforceable part were never included. Time is of the essence of this Note.

3.5 Business Loan. Borrower hereby represents that: (a) the proceeds of the Loan will be used for the purposes specified in 815 ILCS 205/4(1)(a) or (c) of the Illinois Compiled Statutes, as amended; (b) the Loan constitutes a “business loan” within the purview of those Sections; and (c) the proceeds of the Loan will not be used for the purchase of registered equity securities within the purview of Regulation “U” issued by the Board of Governors of the Federal Reserve System.

3.6 Interest Laws. Lender and Borrower intend to comply with the laws of the State of Illinois with regard to the rate of interest charged. Notwithstanding any provision to the contrary in this Note, no such provision shall require the payment or permit the collection of any amount (“Excess Interest”) in excess of the maximum amount of interest permitted by law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Indebtedness. If any Excess Interest is provided for, or is adjudicated to be provided for, in this Note, then in such event (a) the provisions of this paragraph shall govern and control; (b) neither Borrower nor any of the other Obligors shall be obligated to pay any Excess Interest; (c) any Excess Interest that Lender may have received shall, at the option of Lender, be (i) applied as a credit against the then outstanding principal balance of the Loan, accrued and unpaid interest thereon not to exceed the maximum amount permitted by law, or both, (ii) refunded to the payor, or (iii) so applied or refunded in any combination of the foregoing; (d) the applicable interest rate shall be automatically subject to reduction to the maximum lawful contract rate allowed under the applicable usury laws of the State, and this Note shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the applicable interest rate; and (e) neither Borrower nor any of the other Obligors shall have any action against Lender for any damages whatsoever arising out of the payment or collection of Excess Interest.

3.7 Subsequent Holders. Upon any endorsement, assignment, or other transfer of this Note by Lender or by operation of law, the term “Lender,” shall mean such endorsee, assignee, or other transferee or successor to Lender then becoming the holder of this Note.

3.8 Subsequent Obligors. This Note shall be binding on all persons claiming under or through Borrower. The terms “Borrower” and “Obligors,” as used herein, shall include the respective permitted successors, assigns, legal and personal representatives, executors, administrators, devisees, legatees, and heirs of Borrower and any other Obligors.

3.9 Officers and Directors Not Liable. In no event shall any officer or director of the Borrower be liable for any amounts due and payable pursuant to this Note.

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IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered as of the date first stated above.

SECURED DIGITAL STORAGE CORPORATION,
a New Mexico corporation

By:      /s/ Patrick J. Gainer
Name: Patrick J. Gainer
Title:   Chief Financial Officer